Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
of  chatAND, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated September 2, 2011, covering the financial statements of chatAND, Inc. as of December 31, 2010 and for the period from inception (June 14, 2010) through December 31, 2010, to be included in the Pre Effective Amendment Number 1 to the Registration Statement on Form S-1 to be filed with the Commission on or about January 25, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company
Turner, Stone & Company
Dallas, Texas
January 25, 2012